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                              U.S. TRUST CORPORATION
                 EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
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                                                          Three Month Periods Ended March,
                                                         ---------------------------------
                                                             1994                 1993
                                                         -----------          ------------
PRIMARY NET INCOME PER SHARE:
Net Income                                               $12,670,000          $11,428,000
Plus Dividend Equivalent on Deferred Long-
  Term Performance Plan Awards (After-Tax)                    68,756               50,284
                                                         -----------          ------------
Adjusted Net Income                                      $12,738,756          $11,478,284
                                                         ===========          ============

Weighted average number of common
  shares outstanding                                       9,374,684            9,313,451
Add average shares issuable under stock
  option and variable stock award plans                      569,752              617,826
                                                         -----------          ------------
  Total Common and Common Equivalent Shares                9,944,436            9,931,277
                                                         ===========          ============

Primary Net Income Per Share                             $      1.28          $      1.16

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                               $12,670,000          $11,428,000
Plus Dividend Equivalent on Deferred Long-
  Term Performance Plan Awards (After-Tax)                    68,756               50,284
                                                         -----------          ------------
Adjusted Net Income                                      $12,738,756          $11,478,284
                                                         ===========          ============

Weighted average number of common
  shares outstanding                                       9,374,684            9,313,451
Add maximum dilutive impact of average shares
  issuable under stock option and variable
  stock award plans*                                         598,599              686,638
                                                         -----------          ------------
  Total Dilutive Shares                                    9,973,283           10,000,089
                                                         ===========          ============

Fully Diluted Net Income Per Share                       $      1.28          $      1.15

* Assumes issuance of the maximum number of shares calculated as follows:

  Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

  Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.
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